Exhibit 99

News Release

SLB Announces Second-Quarter 2025 Results

•	Revenue of $8.55 billion increased 1% sequentially and decreased 6% year on year

•	GAAP EPS of $0.74 increased 28% sequentially and decreased 4% year on year

•	EPS, excluding charges and credits, of $0.74 increased 3% sequentially and decreased 13% year on year

•	Net income attributable to SLB of $1.01 billion increased 27% sequentially and decreased 9% year on year

•	Adjusted EBITDA of $2.05 billion increased 2% sequentially and decreased 10% year on year

•	Cash flow from operations was $1.14 billion and free cash flow was $622 million

•	Board approved quarterly cash dividend of $0.285 per share

PARIS, July 18, 2025 — SLB (NYSE: SLB) today announced results for the second-quarter 2025.

Second-Quarter Results

	Three Months Ended			(Stated in millions, except per share amounts) Change
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Sequential	Year-on-year
Revenue	$8,546	$8,490	$9,139	1%	-6%
Income before taxes – GAAP basis	$1,285	$1,063	$1,421	21%	-10%
Income before taxes margin – GAAP basis	15.0%	12.5%	15.5%	251 bps	-52 bps
Net income attributable to SLB – GAAP basis	$1,014	$797	$1,112	27%	-9%
Diluted EPS – GAAP basis	$0.74	$0.58	$0.77	28%	-4%

Adjusted EBITDA*	$2,051	$2,020	$2,288	2%	-10%
Adjusted EBITDA margin*	24.0%	23.8%	25.0%	21 bps	-103 bps
Pretax segment operating income*	$1,584	$1,556	$1,854	2%	-15%
Pretax segment operating margin*	18.5%	18.3%	20.3%	20 bps	-175 bps
Net income attributable to SLB, excluding charges & credits*	$1,016	$988	$1,224	3%	-17%
Diluted EPS, excluding charges & credits*	$0.74	$0.72	$0.85	3%	-13%

Revenue by Geography
International	$6,847	$6,727	$7,452	2%	-8%
North America	1,655	1,719	1,644	-4%	1%
Other	44	44	43	n/m	n/m

	$8,546	$8,490	$9,139	1%	-6%

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$995	$1,006	$1,050	-1%	-5%
Reservoir Performance	1,691	1,700	1,819	-1%	-7%
Well Construction	2,963	2,977	3,411	—	-13%
Production Systems	3,036	2,938	3,025	3%	—
Other	(139)	(131)	(166)	n/m	n/m

	$8,546	$8,490	$9,139	1%	-6%

Pretax Operating Income by Division
Digital & Integration	$327	$306	$325	7%	—
Reservoir Performance	314	282	376	12%	-16%
Well Construction	551	589	742	-6%	-26%
Production Systems	499	475	473	5%	5%
Other	(107)	(96)	(62)	n/m	n/m

	$1,584	$1,556	$1,854	2%	-15%

Pretax Operating Margin by Division
Digital & Integration	32.8%	30.4%	31.0%	240 bps	186 bps
Reservoir Performance	18.6%	16.6%	20.6%	203 bps	-205 bps
Well Construction	18.6%	19.8%	21.7%	-119 bps	-315 bps
Production Systems	16.4%	16.2%	15.6%	28 bps	79 bps
Other	n/m	n/m	n/m	n/m	n/m

	18.5%	18.3%	20.3%	20 bps	-175 bps

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions” and “Supplementary Information” for details.

n/m = not meaning ful

Oil and Gas Markets Hold Steady Amid Global Uncertainty

“SLB reported solid second-quarter results, leveraging our diversified portfolio and broad market exposure to deliver steady revenue and slightly higher adjusted EBITDA and margins sequentially. This demonstrates our resilience amidst softer upstream spending and macroeconomic uncertainty,” said SLB Chief Executive Officer Olivier Le Peuch.

“The market is navigating several dynamics — including fully supplied oil markets, OPEC+ supply releases, ongoing trade negotiations and geopolitical conflicts. Despite this, commodity prices have remained range bound. Meanwhile, customers have selectively adjusted activity, prioritizing key projects and planning cautiously, particularly in offshore deepwater markets.

“In this context, the upstream market has remained relatively resilient, underscoring the enduring strength of our industry,” Le Peuch said.

SLB’s Broad Market Exposure Helps to Overcome Regional Headwinds

“Our broad exposure across geographies and business lines enabled us to effectively overcome the impact of certain regional activity slowdowns. As a result, we achieved a 2% sequential increase in international revenue, driven by robust growth in some parts of the Middle East, Asia, Europe and North Africa, which more than offset declines in select key markets.

“Our performance was supported by steady results in digital, with double-digit sequential revenue growth from our platforms, applications and digital operations largely offset by lower sales of exploration data following a strong first quarter. Additionally, we continue to benefit from strategically diversifying the portfolio outside of oil and gas businesses,” Le Peuch said.

Customers Increasing Focus on Production and Recovery Efforts

“Production Systems revenue climbed 3% sequentially and marked the 17th consecutive quarter of year-on-year growth. The sequential growth was driven by strong sales of artificial lift and midstream production systems.

“In today’s capital-disciplined environment, customers are focused on maximizing the value of their assets while improving efficiency in the production phase of their operations. SLB’s technology portfolio and domain expertise across reservoir, wellbore and surface systems are aligned with these efforts. As a result, demand for production and recovery solutions has risen, particularly in the U.S. and mature basins.

“Moving forward, we will increase our exposure to the less cyclical and growing production and recovery space with the recent closing of our acquisition of ChampionX. Our combined portfolio, technology capabilities and digital leadership will position SLB to create value for our customers and stakeholders while delivering best-in-class workflow integration across production chemicals and artificial lift,” Le Peuch said.

SLB Sees Industry Demonstrating Resilience

“Despite pockets of activity adjustments in key markets, the industry has shown that it can operate through uncertainty without a significant drop in upstream spending. This has been driven by the combination of capital discipline and the need for energy security.

“Looking ahead, assuming commodity prices stay range bound, we remain constructive for the second half of the year. This is supported by our position in key markets, the depth of our diversified portfolio, and our increased exposure to the growing production and recovery market through the acquisition of ChampionX. We will also continue to manage costs in line with market conditions as we remain focused on delivering peer-leading adjusted EBITDA margins.

“Overall, I am confident that SLB’s differentiated technology and global footprint will continue to deliver positive results for our customers and shareholders,” Le Peuch concluded.

Other Events

On June 26, 2025, SLB completed its sale of its working interests in the Palliser Block located in Alberta, Canada.

On July 16, 2025, SLB completed its acquisition of ChampionX. The combined portfolio, technology capabilities and digital leadership will position SLB to create value for its customers and stakeholders by increasing its exposure to the growing production and recovery market while delivering best-in-class workflow integration across production chemicals and artificial lift.

On July 17, 2025, SLB’s Board of Directors approved a quarterly cash dividend of $0.285 per share of outstanding common stock, payable on October 9, 2025, to stockholders of record on September 3, 2025.

Second-Quarter Revenue by Geographical Area

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Sequential	Year-on-year
North America	$1,655	$1,719	$1,644	-4%	1%
Latin America	1,492	1,495	1,742	—	-14%
Europe & Africa*	2,369	2,235	2,442	6%	-3%
Middle East & Asia	2,986	2,997	3,268	—	-9%
Eliminations & other	44	44	43	n/m	n/m

	$8,546	$8,490	$9,139	1%	-6%

International	$6,847	$6,727	$7,452	2%	-8%
North America	$1,655	$1,719	$1,644	-4%	1%

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Revenue in Latin America of $1.49 billion was essentially flat sequentially. Growth from offshore activity in Brazil coupled with increased land activity in Argentina was offset by reduced sales of production systems in Guyana.

Year on year, revenue declined 14%, primarily due to a significant reduction in land drilling activity in Mexico, partially offset by robust unconventional stimulation activity in Argentina.

Europe & Africa revenue of $2.37 billion increased 6% sequentially, driven by significant sales of artificial lift in North Africa, subsea production systems in Nigeria, and higher digital revenue and increased sales of production systems in Europe. These increases were partially offset by lower offshore drilling, evaluation and stimulation activity in Namibia due to project conclusions and a pause in exploration activity.

Year on year, revenue declined 3% as a result of reduced deepwater activity, partially offset by strong sales of artificial lift in North Africa and increased sales of production systems in Europe.

Revenue in the Middle East & Asia of $2.99 billion was essentially flat sequentially as solid drilling performance and higher production system sales in Iraq and the United Arab Emirates, along with increased activity across Asia, were offset by activity decline in Saudi Arabia and Qatar.

Year on year, revenue declined 9% due to reduced activity and lower production system sales in Saudi Arabia. Declines were also noted in Asia, Egypt and Qatar, partially offset by significantly higher revenues in the United Arab Emirates, Kuwait and Iraq.

North America

North America revenue of $1.65 billion decreased 4% sequentially. The decline stemmed from lower Asset Performance Solutions (APS) revenue in the Palliser block that was divested and reduced drilling activity due to the Canadian seasonal spring breakup. Offshore revenue fell as a result of lower exploration data sales. These decreases were partially offset by modest gains in U.S. land revenue, supported by increased sales of production systems, higher digital sales and growth in data center infrastructure solutions.

Year on year, revenue was slightly higher, driven by strong growth in data center infrastructure solutions but largely offset by reduced APS revenue in Canada and a sharp decline in U.S. land drilling activity.

Second-Quarter Results by Division

Digital & Integration

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Sequential	Year-on-year
Revenue
International	$769	$717	$757	7%	2%
North America	223	289	291	-23%	-23%
Other	3	—	2	n/m	n/m

	$995	$1,006	$1,050	-1%	-5%

Pretax operating income	$327	$306	$325	7%	—
Pretax operating margin	32.8%	30.4%	31.0%	240 bps	186 bps

n/m = not meaningful

Digital & Integration revenue of $995 million decreased 1% sequentially primarily due to lower APS revenue in Canada. Digital revenue remained steady, with double-digit sequential growth from the combined effects of platforms, applications and digital operations, offset by reduced sales of exploration data following a strong first quarter.

Year on year, revenue declined 5%, reflecting lower APS revenue mostly in Canada. While digital sales delivered solid growth internationally, overall digital revenue dipped slightly as higher platform and application sales were outweighed by lower exploration data revenue in North America.

Digital & Integration pretax operating margin of 33% expanded 240 basis points (bps) sequentially and 186 bps year over year. This margin improvement was primarily driven by greater digital adoption and cost-efficiency gains.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Sequential	Year-on-year
Revenue
International	$1,541	$1,557	$1,684	-1%	-9%
North America	148	142	134	4%	10%
Other	2	1	1	n/m	n/m

	$1,691	$1,700	$1,819	-1%	-7%

Pretax operating income	$314	$282	$376	12%	-16%
Pretax operating margin	18.6%	16.6%	20.6%	203 bps	-205 bps

n/m = not meaningful

Reservoir Performance revenue of $1.69 billion declined 1% sequentially. This was due to a slowdown in evaluation and stimulation activity across international markets, partially offset by strong intervention activity. Regional growth in stimulation and intervention was notable in Argentina, North Africa, East Asia and Kuwait; however, these gains were outweighed by activity declines in Saudi Arabia, Qatar, Namibia and Mexico.

Year on year, revenue dropped 7%, primarily due to reduced activity in Saudi Arabia, Namibia and Mexico. These decreases were partially mitigated by robust stimulation activity in Argentina.

Reservoir Performance pretax operating margin of 19% increased 203 bps sequentially. This improvement stemmed from higher intervention activity and the absence of startup costs that impacted the first quarter.

Year on year, pretax operating margin contracted by 205 bps, driven by lower profitability resulting from decreased evaluation and stimulation activity.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Sequential	Year-on-year
Revenue
International	$2,394	$2,381	$2,768	1%	-13%
North America	512	541	592	-5%	-13%
Other	57	55	51	n/m	n/m

	$2,963	$2,977	$3,411	—	-13%

Pretax operating income	$551	$589	$742	-6%	-26%
Pretax operating margin	18.6%	19.8%	21.7%	-119 bps	-315 bps

n/m = not meaningful

Well Construction revenue of $2.96 billion was essentially flat sequentially. Higher revenue in Iraq, the United Arab Emirates, offshore Mexico, North Africa and Nigeria were offset by notable declines in drilling activity in Namibia, North America land markets, Argentina and Saudi Arabia.

Year on year, revenue fell 13%, driven by a broad reduction in drilling activity across Mexico, Namibia, Saudi Arabia, North America, Guyana and India. These decreases were partially offset by stronger performance in the United Arab Emirates and North Africa.

Well Construction pretax operating margin was 19%, down 119 bps sequentially and 315 bps year on year. Margin compression stemmed from widespread activity reductions across North America and several international markets. Cost efficiency measures partially offset the decline.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Sequential	Year-on-year
Revenue
International	$2,243	$2,166	$2,378	4%	-6%
North America	789	768	640	3%	23%
Other	4	4	7	n/m	n/m

	$3,036	$2,938	$3,025	3%	—

Pretax operating income	$499	$475	$473	5%	5%
Pretax operating margin	16.4%	16.2%	15.6%	28 bps	79 bps

n/m = not meaningful

Production Systems revenue of $3.04 billion increased 3% sequentially. This growth was fueled by higher sales of artificial lift systems, midstream production solutions, valves and completions, as well as higher data center infrastructure solutions in North America. These gains were partially offset by lower sales of surface production systems.

Year on year, revenue grew slightly as strong demand for data center infrastructure solutions, artificial lift and completions was largely offset by reduced sales of subsea production systems and valves.

Production Systems pretax operating margin remained steady sequentially at 16% and improved 79 bps year on year. This margin expansion was driven by stronger profitability across several business lines — supported by a favorable activity mix, efficient execution and conversion of higher-margin backlog.

Quarterly Highlights

CORE

Contract Awards

SLB continues to win new contract awards that align with SLB’s strengths in the Core. Notable highlights include the following:

•

Offshore Trinidad and Tobago, bp awarded a substantial engineering, procurement, construction and installation contract to SLB’s OneSubsea™ joint venture and to its Subsea Integration Alliance Partner, Subsea7, for the Ginger project. This is the first project award under the global framework agreement between bp and Subsea Integration Alliance partners. Building on a long-standing successful relationship, this agreement establishes a new way of working that enables system-level optimization through increased transparency and early engagement. For the Ginger project, SLB OneSubsea will deliver four standardized vertical monobore subsea trees and tubing hangers as well as the first high-integrity pressure protection system manifold in the region.

•

In Norway, SLB’s OneSubsea was awarded an engineering, procurement and construction contract by Equinor (Technical Service Provider) for a CO2 subsea injection system for the Northern Lights phase two offshore project. The final investment decision for phase two was made by the Northern Lights’ owners TotalEnergies, Shell and Equinor following a commercial agreement with an end-use customer, marking a decisive milestone for the adoption of carbon capture and storage (CCS) at scale. The SLB OneSubsea scope includes two new satellite subsea CO2 injection systems with associated tie-in equipment. Work has already commenced, with first deliveries expected in 2026. The award follows the successful delivery of two subsea injection systems for the first phase of this project in 2023.

•

In Gabon and the Republic of Congo, SLB was awarded a multiyear contract by Perenco to deliver well construction measurement services. The contract spans three years in Gabon and two years in Congo. As part of this agreement, SLB will deploy advanced technologies, including the PowerDrive Archer™ hybrid rotary steerable system, to address shallow formation challenges. The project will also leverage adaptive, digitally enabled equipment to enhance operational efficiency and support Perenco’s regional development strategy. This award reinforces SLB’s position as a trusted partner in Africa and aligns with our commitment to delivering high-performance, technology-driven solutions that maximize value for our customers.

•

In Oman, Petroleum Development Oman awarded SLB two five-year contracts for integrated completion services as well as wireline and tubing-conveyed perforation across its Block 6 concession. SLB secured this award based on its technology leadership, consistent performance and service quality, along with a solid in-country value offering, which includes equipment made in Oman at its Nizwa assembly, repair and testing center. In alignment with Oman Vision 2040, SLB is committed to expanding local manufacturing in support of Oman’s In-Country Value strategy.

•

In Qatar, North Oil Company awarded SLB a contract to provide Electris™ completions technologies aimed at boosting production and recovery in its Al-Shaheen field. The completion incorporates Electris interval control valves and SLB dual-pod electrical submersible pumps (ESPs) to optimize output. This marks the inaugural award for Electris completions in Qatar and the first contract globally paired with an SLB ESP.

Technology and Innovation

Notable technology introductions and deployments in the quarter include the following:

•

SLB launched Electris — a portfolio of digitally enabled electric well completions technologies that boost production and recovery while reducing the total cost of ownership of an asset. Electris completions digitalize control of the entire productive area of the wellbore, providing real-time production intelligence across the reservoir. This enables operators to predict, adapt and act with confidence in response to dynamic production conditions — improving reservoir management over the life of the well and accessing reserves that conventional systems leave behind. There have already been more than 100 installations of Electris completions technologies across five countries. In Norway, Electris completions were deployed offshore to enhance oil production in an extended-reach well. The operator is using intelligence from the system to determine which zones are contributing to production, optimize oil output and minimize produced water. Controlling water production with Electris completions has decreased the energy needed to lift and re-inject treated water back into the reservoir.

•

SLB launched Retina™ at-bit imaging system, which is a groundbreaking technology that converts measurements taken at the drill bit into high-quality borehole images. The technology enables identification of formation characteristics to optimize drilling efficiency, formation evaluation and safety. This first-of-its-kind solution provides precise measurements at the critical point of first contact between the drill bit and the formation, providing unsurpassed image clarity in large hole sizes as drilling commences and the borehole diameter reduces progressively toward the reservoir section. Applicable to drilling operations utilizing any drilling fluid composition, the Retina system enables the highest-resolution imaging to date, providing critical insights into the formation.

•

In Ecuador, SLB and ENAP deployed advanced technologies — including GeoSphere HD™ high-definition reservoir mapping-while-drilling service and PowerDrive Archer hybrid rotary steerable system — to mitigate known risks during landing and navigation, helping to overcome the country’s longstanding technical and strategic challenges in drilling horizontal wells. Supported by tailored well design and engineering, the team achieved precise placement and 100% pay zone contact over 1,200 feet. ENAP’s most productive well sets a benchmark for future horizontal drilling in the region. This approach enhances returns while reducing surface impact, aligning with broader goals for efficiency, emissions reduction and resilient energy development.

•

In Nigeria, SLB partnered with Western Africa Exploration and Production Company to install a customized facility for Production Express™ rapid production response solutions on an offshore vessel. This facility processes crude oil to required specifications for transportation to onshore facilities via offshore tankers and achieves 10,000 barrels of refinery-grade production per day at full capacity.

•

In the United Arab Emirates, Turnwell Industries LLC OPC, the joint venture between ADNOC Drilling Company, SLB and Patterson-UTI, drilled 95% of a 9,210-foot well section in autonomous directional control mode by leveraging the SLB DrillOps™ advisory solution and Neuro™ autonomous solutions. Leveraging these digital drilling solutions, a new pad record for rate of penetration was set in the 8.5-inch section, reducing drilling time below the 15-days-per-well benchmark.

•

In East Kuwait, SLB and Kuwait Oil Company enhanced production from the Mauddud Formation, a tight carbonate reservoir with historically low recovery rates. SLB developed a tailored stimulation workflow using advanced 3D reservoir modeling, geomechanical analysis and multiphysics acid fracturing simulations. The use of SLB innovative technologies, including Ora™ platform, OpenPath Flex™ service, 3D far-field sonic service, UltraTRAC™ tractor and ThruBit™ services, provided unprecedented insights and guided strategic mitigation approaches to refine stimulation fluid formulations. By using an openhole multistage completion strategy and advanced stimulation fluid, the first two wells achieved a record-setting total production rate of 4,500 barrels of production per day. Subsequent wells also employed cutting-edge technology for enhanced geosteering, fracture analysis and optimal stage placement, significantly improving production performance.

•

In Pakistan, Oil & Gas Development Company Limited achieved approximately 10,000 incremental barrels of oil per day and about 3 million cumulative barrels of oil by using the SLB high-performance Reda ESP™ pump. The wells are monitored with Lift IQ™ production life cycle management service, which provides real-time analytics and optimization that minimizes downtime, maximizes production and reduces the total operating cost with continuous monitoring and surveillance.

DIGITAL

SLB is deploying digital technology at scale, partnering with customers to migrate their technology and workflows into the cloud, to embrace new AI-enabled capabilities, and to leverage insights to elevate their performance. Notable highlights include the following:

•

SLB announced that it will deploy its AI platform on Mistral Compute, the integrated AI compute offering introduced by Mistral AI that will provide an integrated AI environment for European enterprises and governments. SLB’s collaboration with Mistral AI, which began in early 2024, established Mistral AI’s large language models as the primary generative AI models for the Lumi™ data and AI platform. The choice was driven by Mistral AI’s powerful, efficient and open models, which can be deployed across various cloud and on-premises environments.

•

SLB announced a partnership with Shell to deploy Petrel™ subsurface modeling across its assets worldwide. Shell will use Petrel modeling powered by advanced AI to deliver seismic interpretation workflows. The deployment aims to standardize infrastructure and workflows and accelerate scalable digital solutions, helping to improve Shell’s cost operating efficiencies. With a strong focus on partnering to innovate, Shell and SLB will use the deployment as the foundation for integrated geoscience workflows to further advance understanding of the subsurface across the asset life cycle.

•

SLB announced a strategic collaboration agreement with Cactus Drilling, the largest privately held land drilling contractor in the U.S., to expand the adoption of automated and autonomous drilling solutions. Under the agreement, Cactus will build on its current use of SLB’s Precise™ automated drilling system by integrating the DrillSync™ platform, SLB’s automated controls platform and software suite. These technologies will work together to improve drilling efficiency, increase equipment utilization and provide real-time data insights for better execution. The agreement will also enable deployment of DrillOps solutions, SLB’s AI-powered drilling automation and advisory solution, along with Neuro solutions, which supports self-learning, autonomous directional drilling and geosteering capabilities.

•

In Nigeria, Renaissance Africa Energy Company awarded SLB a software agreement to deploy advanced digital solutions like Petrel subsurface modeling, Techlog™ wellbore interpretation and Eclipse™ reservoir simulator. This agreement will drive enhanced operational efficiency, comprehensive data management and real-time decision-making capabilities for greater agility.

•

In Malaysia, Velesto Energy Berhad, through its subsidiary Velesto Drilling Sdn Bhd, and SLB have signed a three-year collaboration agreement to deploy DrillOps intelligent well delivery and insights solutions, as well as drilling emissions management solutions on designated Velesto rigs. These solutions are designed to optimize drilling performance and monitor emissions.

•

In the United States, Karoon Energy has awarded SLB a contract to use the Delfi™ digital platform for integrated subsurface interpretation and modeling. The cloud-based platform enables the scaling of user profiles and on-demand computing power, eliminating the need for substantial digital infrastructure capital investment. This capability supports Karoon’s expansion plans in the country.

•

Also in the United States, Great Bear has awarded SLB a contract to deploy DrillPlan™ coherent well planning and engineering solutions for its upcoming drilling campaign in North Slope Borough of Alaska. This solution will support Great Bear’s efforts to collaborate with multiple vendors on a single platform, minimizing nonproductive time and increasing planning efficiency through improved visibility and control.

NEW ENERGY

SLB continues to participate in the global transition to low-carbon energy systems through innovative technology and strategic partnerships, including the following:

•

SLB launched Sequestri™ carbon storage solutions — a comprehensive portfolio of technologies and services for accelerating safer and more economic carbon storage projects. The Sequestri portfolio addresses the unique challenges of long-term carbon storage, providing tailored hardware and digital workflows that improve decision-making across the full carbon storage value chain, from site selection and planning to development, operations and monitoring. Together with the SLB Capturi™ standard, modular carbon capture solutions, this portfolio provides a full suite of CCS solutions to enable decarbonization at scale from point of capture to permanent carbon storage.

•

In Norway, the world’s first full-scale carbon capture facility for cement production was officially opened at Heidelberg Materials’ plant in Brevik. The Heidelberg Materials carbon capture plant, enabled by SLB Capturi’s Big Catch™ technology, is part of the Norwegian government’s Longship project developing Europe’s first full-scale value chain for carbon capture, transport and storage from hard-to-abate industries. The Brevik facility carbon plant, designed to capture 400,000 metric tons of CO2 annually, captured, liquefied and temporarily stored its first CO2 in May.

•

In the United States, SLB has partnered with Google Cloud® and Project InnerSpace to drive the global adoption of geothermal energy. This collaboration will complement Project InnerSpace’s innovative GeoMap™ dataset with SLB GeothermEx™ geothermal consulting services. By leveraging advanced mapping technology, deep geothermal knowledge and Google Cloud’s powerful computing, the partnership aims to accelerate the identification, development and deployment of geothermal energy solutions worldwide.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2025	2024	2025	2024
Revenue	$8,546	$9,139	$17,035	$17,846
Interest & other income (1)	252	85	330	169
Expenses
Cost of revenue (1)	6,934	7,262	13,815	14,270
Research & engineering	180	188	352	369
General & administrative	87	94	184	215
Merger & integration (1)	35	16	84	27
Restructuring & other (1)	135	111	293	111
Interest	142	132	289	245

Income before taxes (1)	$1,285	$1,421	$2,348	$2,778
Tax expense (1)	237	276	471	535

Net income (1)	$1,048	$1,145	$1,877	$2,243
Net income attributable to noncontrolling interests (1)	34	33	66	63

Net income attributable to SLB (1)	$1,014	$1,112	$1,811	$2,180

Diluted earnings per share of SLB (1)	$0.74	$0.77	$1.32	$1.51

Average shares outstanding	1,352	1,428	1,359	1,429
Average shares outstanding assuming dilution	1,366	1,443	1,373	1,445

Depreciation & amortization included in expenses (2)	$633	$631	$1,273	$1,231

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Jun. 30, 2025	Dec. 31, 2024
Current Assets
Cash and short-term investments	$3,747	$4,669
Receivables	8,586	8,011
Inventories	4,740	4,375
Other current assets	1,380	1,515

	18,453	18,570
Investment in affiliated companies	1,676	1,635
Fixed assets	7,399	7,359
Goodwill	14,658	14,593
Intangible assets	2,893	3,012
Other assets	3,690	3,766

	$48,769	$48,935

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,993	$10,375
Estimated liability for taxes on income	833	982
Short-term borrowings and current portion of long-term debt	2,807	1,051
Dividends payable	402	403

	14,035	12,811
Long-term debt	10,891	11,023
Other liabilities	2,292	2,751

	27,218	26,585
Equity	21,551	22,350

	$48,769	$48,935

Liquidity

	(Stated in millions)
Components of Liquidity	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Dec. 31, 2024
Cash and short-term investments	$3,747	$3,897	$4,003	$4,669
Short-term borrowings and current portion of long-term debt	(2,807)	(3,475)	(1,033)	(1,051)
Long-term debt	(10,891)	(10,527)	(12,156)	(11,023)

Net Debt (1)	$(9,951)	$(10,105)	$(9,186)	$(7,405)

Details of changes in liquidity follow:

Periods Ended June 30,	Six Months 2025	Second Quarter 2025	Six Months 2024
Net income	$1,877	$1,048	$2,243
Gain on sale of APS project (2)	(149)	(149)	—
Impairment of equity method investment (2)	69	69	—
Depreciation and amortization (3)	1,273	633	1,231
Stock-based compensation expense	168	77	173
Change in working capital	(1,401)	(464)	(1,906)
Other	(35)	(72)	22

Cash flow from operations	$1,802	$1,142	$1,763

Capital expenditures	(769)	(371)	(862)
APS investments	(225)	(117)	(256)
Exploration data capitalized	(83)	(32)	(91)

Free cash flow (4)	725	622	554

Dividends paid	(773)	(387)	(751)
Stock repurchase program	(2,300)	—	(735)
Proceeds from employee stock plans	105	—	100
Proceeds from stock options	8	—	20
Business acquisitions and investments, net of cash acquired	(47)	(10)	(505)
Proceeds from sale of APS project	316	316	—
Purchases of Blue Chip Swap securities	(123)	(48)	(76)
Proceeds from sale of Blue Chip Swap securities	102	39	51
Taxes paid on net settled stock-based compensation awards	(55)	(2)	(78)
Other	(9)	11	39

(Increase) decrease in net debt before impact of changes in foreign exchange rates	(2,051)	541	(1,381)
Impact of changes in foreign exchange rates on net debt	(495)	(387)	171

(Increase) decrease in Net Debt	(2,546)	154	(1,210)
Net Debt, beginning of period	(7,405)	(10,105)	(7,976)

Net Debt, end of period	$(9,951)	$(9,951)	$(9,186)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information to investors and management regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs and APS investments.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2025 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA; and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provide useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 9).

	(Stated in millions, except per share amounts)
	Second Quarter 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,285	$237	$34	$1,014	$0.74
Impairment of equity method investment (1)	69	12		57	0.04
Workforce reductions (1)	66	3	—	63	0.05
Merger & integration (2)	35	4	4	27	0.02
Gain on sale of Palliser APS project (3)	(149)	(4)	—	(145)	(0.11)

SLB net income, excluding charges & credits	$1,306	$252	$38	$1,016	$0.74

	First Quarter 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,063	$234	$32	$797	$0.58
Workforce reductions (1)	158	10	—	148	0.11
Merger & integration (2)	48	1	4	43	0.03

SLB net income, excluding charges & credits	$1,269	$245	$36	$988	$0.72

	Second Quarter 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,421	$276	$33	$1,112	$0.77
Workforce reductions (1)	111	17	—	94	0.07
Merger & integration (4)	31	5	8	18	0.01

SLB net income, excluding charges & credits	$1,563	$298	$41	$1,224	$0.85

	(Stated in millions, except per share amounts)
	Six Months 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
SLB net income (GAAP basis)	$2,348	$471	$66	$1,811	$1.32
Workforce reductions (1)	224	14	—	210	0.15
Merger & integration (2)	84	4	8	72	0.05
Impairment of equity-method investment (1)	69	12	—	57	0.04
Gain on sale of Palliser APS project (3)	(149)	(4)	—	(145)	(0.11)

SLB net income, excluding charges & credits	$2,576	$497	$74	$2,005	$1.46

	Six Months 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$2,778	$535	$63	$2,180	$1.51
Workforce reductions (1)	111	17	—	94	0.07
Merger & integration (5)	56	11	13	32	0.02

SLB net income, excluding charges & credits	$2,945	$563	$76	$2,306	$1.60

*	Does not add due to rounding.

(1)	Classified in Restructuring & other in the Condensed Consolidated Statement of Income.
(2)	Classified in Merger & integration in the Condensed Consolidated Statement of Income.
(3)	Classified in Interest & other income in the Condensed Consolidated Statement of Income.
(4)	$15 million of these charges were classified in Cost of revenue in the Condensed Consolidation Statement of Income with the remaining $16 million classified in Merger & integration.
(5)	$29 million of these charges were classified in Cost of revenue in the Condensed Consolidation Statement of Income with the remaining $27 million classified in Merger & integration.

Divisions

						(Stated in millions)
	Three Months Ended
	Jun. 30, 2025		Mar. 31, 2025		Jun. 30, 2024
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$995	$327	$1,006	$306	$1,050	$325
Reservoir Performance	1,691	314	1,700	282	1,819	376
Well Construction	2,963	551	2,977	589	3,411	742
Production Systems	3,036	499	2,938	475	3,025	473
Eliminations & other	(139)	(107)	(131)	(96)	(166)	(62)

Pretax segment operating income		1,584		1,556		1,854
Corporate & other		(169)		(179)		(191)
Interest income(1)		30		36		29
Interest expense(1)		(139)		(144)		(129)
Charges & credits(2)		(21)		(206)		(142)

	$8,546	$1,285	$8,490	$1,063	$9,139	$1,421

				(Stated in millions)
	Six Months Ended
	Jun. 30, 2025		Jun. 30, 2024
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$2,001	$633	$2,003	$579
Reservoir Performance	3,391	596	3,544	715
Well Construction	5,940	1,140	6,779	1,432
Production Systems	5,974	973	5,843	873
Eliminations & other	(271)	(202)	(323)	(97)

Pretax segment operating income		3,140		3,502
Corporate & other		(347)		(382)
Interest income(1)		66		63
Interest expense(1)		(283)		(238)
Charges & credits(2)		(228)		(167)

	$17,035	$2,348	$17,846	$2,778

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2025?

Capital investment (consisting of capex, exploration data costs and APS investments) for the full-year 2025 is now expected to be approximately $2.4 billion, reflecting the impact of the ChampionX acquisition. Capital investment for the full-year 2024 was $2.6 billion.

2)	What were cash flow from operations and free cash flow for the second quarter of 2025?

Cash flow from operations for the second quarter of 2025 was $1.14 billion and free cash flow was $622 million.

3)	What was included in “Interest & other income” for the second quarter of 2025?

“Interest & other income” for the second quarter of 2025 was $252 million. This consisted of the following:

(Stated in millions)
Gain on sale of Palliser APS project	$149
Interest income	30
Earnings of equity method investments	73

$252

4)	How did interest income and interest expense change during the second quarter of 2025?

Interest income of $30 million for the second quarter of 2025 decreased $4 million sequentially. Interest expense of $142 million decreased $5 million sequentially.

5)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments, as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the second quarter of 2025?

The ETR for the second quarter of 2025, calculated in accordance with GAAP, was 18.4% as compared to 22.0% for the first quarter of 2025. Excluding charges and credits, the ETR for the second quarter of 2025 was 19.3% as compared to 19.4% for the first quarter of 2025.

7)	How many shares of common stock were outstanding as of June 30, 2025, and how did this change from the end of the previous quarter?

There were 1.351 billion shares of common stock outstanding as of June 30, 2025, and 1.360 billion shares outstanding as of March 31, 2025.

(Stated in millions)
Shares outstanding at March 31, 2025	1,360
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	—
Stock repurchase program	(9)

Shares outstanding at June 30, 2025	1,351

8)

What was the weighted average number of shares outstanding during the second quarter of 2025 and first quarter of 2025? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.352 billion during the second quarter of 2025 and 1.366 billion during the first quarter of 2025. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	Second Quarter 2025	First Quarter 2025
Weighted average shares outstanding	1,352	1,366
Unvested restricted stock	14	14
Assumed exercise of stock options	—	—

Average shares outstanding, assuming dilution	1,366	1,380

9)

What was SLB’s adjusted EBITDA in the second quarter of 2025, the first quarter of 2025, the second quarter of 2024, the first six months of 2025, and the first six months of 2024? What was SLB’s adjusted EBITDA margin for those periods?

SLB’s adjusted EBITDA was $2.051 billion in the second quarter of 2025, $2.020 billion in the first quarter of 2025, and $2.288 billion in the second quarter of 2024.

SLB’s adjusted EBITDA margin was 24.0% in the second quarter of 2025, 23.8% in the first quarter of 2025, and 25.0% in the second quarter of 2024, and was calculated as follows:

	(Stated in millions)
	Second Quarter 2025	First Quarter 2025	Second Quarter 2024
Net income attributable to SLB	$1,014	$797	$1,112
Net income attributable to noncontrolling interests	34	32	33
Tax expense	237	234	276

Income before taxes	$1,285	$1,063	$1,421
Charges & credits	22	206	142
Depreciation and amortization	633	640	631
Interest expense	142	147	132
Interest income	(30)	(36)	(38)

Adjusted EBITDA	$2,051	$2,020	$2,288

Revenue	$8,546	$8,490	$9,139

Adjusted EBITDA margin	24.0%	23.8%	25.0%

SLB’s adjusted EBITDA was $4.072 billion in the first six months of 2025 and $4.344 billion in the first six months of 2024.

SLB’s adjusted EBITDA margin was 23.9% in the first six months of 2025 and 24.3% in the first six months of 2024, and was calculated as follows:

	(Stated in millions)
	Six Months 2025	Six Months 2024	Change
Net income attributable to SLB	$1,811	$2,180
Net income attributable to noncontrolling interests	66	63
Tax expense	471	535

Income before taxes	$2,348	$2,778
Charges & credits	228	167
Depreciation and amortization	1,273	1,231
Interest expense	289	245
Interest income	(66)	(77)

Adjusted EBITDA	$4,072	$4,344	-6%

Revenue	$17,035	17,846	-5%

Adjusted EBITDA margin	23.9%	24.3%	-44 bps

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)

What were the components of depreciation and amortization expense for the second quarter of 2025, the first quarter of 2025, the second quarter of 2024, the first six months of 2025, and the first six months of 2024?

The components of depreciation and amortization expense for the second quarter of 2025, the first quarter of 2025, and the second quarter of 2024 were as follows:

	(Stated in millions)
	Second Quarter 2025	First Quarter 2025	Second Quarter 2024
Depreciation of fixed assets	$408	$397	$384
Amortization of intangible assets	82	82	82
Amortization of APS investments	115	110	118
Amortization of exploration data costs capitalized	28	51	47

	$633	$640	$631

The components of depreciation and amortization expense for the first six months of 2025 and the first six months of 2024 were as follows:

	(Stated in milions)
	Six Months 2025	Six Months 2024
Depreciation of fixed assets	$805	$761
Amortization of intangibleassets	164	163
Amortization of APS investments	225	231
Amortization of exploration data costs capitalized	79	76

	$1,273	$1,231

11)	What Divisions comprise SLB’s Core business and what were their revenue and pretax operating income for the second quarter of 2025, the first quarter of 2025, and the second quarter of 2024?

SLB’s Core business comprises the Reservoir Performance, Well Construction, and Production Systems Divisions. SLB’s Core business revenue and pretax operating income for the second quarter of 2025, the first quarter of 2025, and the second quarter of 2024 are calculated as follows:

	(Stated in m ilions)
	Three Months Ended			Change
	Jun.30, 2025	Mar.31, 2025	Jun.30, 2024	Sequential	Year-on-year
Revenue
Reservoir Performance	$1,691	$1,700	$1,819
Well Construction	2,963	2,977	3,411
Production Systems	3,036	2,938	3,025

	$7,690	$7,615	$8,255	1%	-7%

Pretax Operating Income
Reservoir Performance	$314	$282	$376
Well Construction	551	589	742
Production Systems	499	475	473

	$1,364	$1,346	$1,591	1%	-14%

Pretax Operating Margin
Reservoir Performance	18.6%	16.6%	20.6%
Well Construction	18.6%	19.8%	21.7%
Production Systems	16.4%	16.2%	15.6%

	17.7%	17.7%	19.3%	8 bps	-152 bps

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, July 18, 2025. The call is scheduled to begin at 9:30 a.m. U.S. Eastern time. To access the call, which is open to the public, please contact the conference call operator at +1 (833) 470-1428 within North America, or +1 (404) 975-4839 outside of North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 719185. At the conclusion of the conference call, an audio replay will be available until July 25, 2025, by dialling +1 (866) 813-9403 within North America, or +1 (929) 458-6194 outside of North America, and providing the access code 672413. The conference call will be webcasted simultaneously at https://events.q4inc.com/attendee/492107617 on a listen-only basis. A replay of the webcast will also be available at the same website until July 25, 2025.

Investors	Media
James R. McDonald – SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo – Director of Investor Relations, SLB Tel: +1 (713) 375-3535 Email: investor-relations@slb.com	Josh Byerly – SVP of Communications, SLB Moira Duff – Director of External Communications, SLB Tel: +1 (713) 375-3407 Email: media@slb.com

Forward-Looking Statements

This second-quarter 2025 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); the benefits of the ChampionX acquisition, including the ability of SLB to integrate the ChampionX business successfully and to achieve anticipated synergies and value creation from the acquisition; oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing or escalating conflicts on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; inflation; changes in monetary policy by governments; tariffs; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the “SEC”).

If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.